EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”), dated as of July 1, 2016, is by and among International Packaging and Logistics Group Inc., a corporation organized under the laws of Nevada with principle executive offices located at 7700 Irvine Center Dr., Suite 870, Irvine, California 92618 (“IPL” or the “Buyer”), Yibaoccyb, Ltd., company organized under the laws of the British Virgin Islands, with principle offices located at Xinglong Industry Park,Yanzhou City,, Jining, Shandong, China (“Yibao BVI” or the “Company”), and the persons and/or entities listed on Exhibit A hereto who are the holders in the aggregate of all of the issued and outstanding capital shares of the Company (referred to collectively as the “Seller”) (Buyer, Company, and Seller may be referred to collectively as the “Parties”).

RECITALS

A.	The capital stock of the Company consists of 50,000 authorized shares of Common Stock, US$ 1 par value (the “Company Shares”), of which 50,000 shares are currently issued and outstanding and held by Seller (“Shares”).

B.	Upon the terms and conditions set forth below, Seller desires to assign fifty-one percent (51%) of the Company Shares, or 25,500 Company Shares in the aggregate, to Buyer, such that, following such transaction, the Company will be a majority owned subsidiary of Buyer.

C.	The parties agree that 51% ownership of the issued and outstanding shares of the Company has a present estimated market value of the Company (the “Purchase Price”).

D.	The parties intend that this transaction qualify as a tax-free stock for stock Reorganization within the meaning of section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE SHARES

1.1 Sale of Shares. Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Seller shall sell and transfer to Buyer 25,500 Company Shares of the Company’s common stock that constitute 51% of the issued and outstanding shares of capital stock of the Company.

1.2 Consideration.   Buyer shall issue Seller the following as consideration (the “Consideration Shares”);

(a) Purchase Price amount shall be paid in 2,040,000 common shares of IPL (the “Common Shares”).  Such shares shall bear the appropriate restrictions.

ARTICLE 2

Article 2 Intentionally Left Blank

ARTICLE 3

DUE DILIGENCE

3.1. This Agreement is conditional upon completion of the following diligence by the Buyer, and the Company agrees to cooperate therewith.  The due diligence requirements will be usual and customary for transactions of this type including a review of, but not limited to, the following:

-	Access to management and all key facilities
-	Review historical and projected financials and internal control procedures

-	Review of product portfolio, product roadmap, technology and infrastructure
-	Review of contracts, IP rights, etc.

-	Reference checks of customer, partner and management
-	Accounting and legal review

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller and the Company.  Except as disclosed in Exhibit 4 referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates and is delivered by the Seller and the Company to the Buyer prior to the execution of this Agreement (the “Disclosure Schedules”), the Seller and the Company represent and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

4.1.1 Organization, Standing, Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.  It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  Company is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined below) on Company.  For purposes of this Agreement, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.

4.1.2 Authority.  The Company and Seller have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Company and Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the parts of the Company and Seller, including the approval of the Board of Directors of each Party.  This Agreement has been duly executed and delivered by the Company and Seller to the Buyer and constitutes a valid and binding obligation of the Seller and the Company enforceable in accordance with its terms, except that such enforceability may be subject to: (a) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally; and (b) general equitable principles.  Subject to the satisfaction of the conditions set forth in Article 5 below, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation, or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on any assets of the Company (any such conflict, violation, default, right, loss, or creation being referred to herein as a “Violation”) pursuant to: (i) any provision of the organization documents of the Company and Seller; or  (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement, or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to each of the Company’s and Seller’s respective properties or assets, other than in the case of  any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Company.

4.1.3 Capitalization of the Company.

(a)	The Company. The capital stock of the Company consists of 50,000 authorized shares of Common Stock, US$ 1 par value of which 50,000 shares are currently validly issued and outstanding and held by Seller free of all liens and encumbrances. For purposes of this subparagraph, the representations and warranties of each individual Seller are limited to representations and warranties made about the Company and about himself, individually, but not about the other Seller, except that to the best knowledge of each individual Seller, none of the representations and warranties made by the other individual Seller is untrue.

(b)	No Rights to Acquire Shares. Except as set forth on the Disclosure Schedules, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by any of the Company and Seller which provide for the purchase, issuance, or transfer of any additional shares of the capital stock of the Company nor are there any outstanding securities granted or issued by any of the Company and Seller that are convertible into any shares of the equity securities of the Company, and none is authorized. None of the Company and Seller have outstanding any bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of the Company s capital stock on any matter.

(c)	No Voting Agreements. Except as set forth on the Disclosure Schedules, none of the Company and Seller are a party or subject to any agreement or understanding, and, to the best of the Company and Seller' knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a shareholder or director of any of the Company.

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(d)	No Registration Rights. Except as set forth on the Disclosure Schedules the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

4.1.4 Subsidiaries.  “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, associations, joint ventures, or other Persons, as defined below, of which the Company or any Subsidiary of the Company owns not less than twenty percent (20%) of the voting securities or other equity or of which the Company or any Subsidiary of the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts, or otherwise. “Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture, or other entity.  Prior to the Closing of this Agreement, there are no Subsidiaries of the Company other than as disclosed herein or disclosed on the Disclosure Schedules.

4.1.5 No Defaults.  None of the Company and Seller has received notice that they would be, with the passage of time, in default or violation of any term, condition, or provision of: (i) their Articles of Incorporation or Bylaws; (ii) any judgment, decree, or order applicable to any of the Company and Seller; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which any of the Company and Seller is now a party or by which they or any of their properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on any of the Company and Seller.

4.1.6 Governmental Consents.  Any consents, approvals, orders, or authorizations of or registrations, qualifications, designations, declarations, or filings with or exemptions by (collectively “Consents”), any court, administrative agency, or commission, or other federal, state, or local governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”), which may be required by or with respect to any of the Company and Seller in connection with the execution and delivery of this Agreement or the consummation by the Company and Seller of the transactions contemplated hereby, except for such Consents which if not obtained or made would not have a Material Adverse Effect on any of the Company and Seller for the transactions contemplated by this Agreement, are the responsibility of the Seller and the Company. Each of the Company and Seller hereby represents and warrants that such Consents have been obtained by them.

4.1.7 Financial Statements.  The Company and Seller will furnish Buyer upon completion with a true and complete copy of its audited financial statements for the periods ending December 31, 2015 and 2014, (the “Financial Statements”), which comply as to form in all material respects with all applicable accounting requirements with respect thereto and have been prepared internally and fairly present the financial positions of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in the Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements, except as described in the notes thereto.

4.1.8 Absence of Undisclosed Liabilities.  None of the Company and Seller have any liabilities or obligations (whether absolute, accrued, or contingent) except: (i) Liabilities that are accrued or reserved against in their respective Balance Sheets; or (ii) additional Liabilities reserved against since December 31, 2015 that (x) have arisen in the ordinary course of business; (y) are accrued or reserved against on their books and records; and (z) amount in the aggregate to less than US$250,000.

4.1.9 Absence of Changes.  Since December 31, 2015 the Company has conducted its businesses in the ordinary course and there has not been: (i) any Material Adverse Effect on the business, financial condition, liabilities, or assets of the Company or any development or combination of developments of which management of the Company and Seller has knowledge which is reasonably likely to result in such an effect; (ii) any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect on the Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to the capital stock of the Company; (iv) any increase or change in the compensation or benefits payable or to become payable by the Company to any of their employees, except in the ordinary course of business consistent with past practice; (v) any sale, lease, assignment, disposition, or abandonment of a material amount of property of the Company, except in the ordinary course of business; (vi) any increase or modification in any bonus, pension, insurance, or other employee benefit plan, payment, or arrangement made to, for, or with any of their employees; (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights, and similar equity based awards; (viii) any resignation or termination of employment of any office of the Company; and the Company, to the best of their knowledge, do not know of the impending resignation or termination of employment of any such office; (ix) any merger or consolidation with another entity, or acquisition of assets from another entity except in the ordinary course of business; (x) any loan or advance by the Company to any person or entity, or guaranty by the Company of any loan or advance; (xi) any amendment or termination of any contract, agreement, or license to which any of the Company is a party, except in the ordinary course of business; (xii) any mortgage, pledge, or other encumbrance of any asset of any of the Company; (xiii) any waiver or release of any right or claim of the Company, except in the ordinary course of business; (xiv) any write off as uncollectible any note or account receivable or portion thereof; or (xv) any agreement by any of the Company to do any of the things described in this Section 4.9.

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4.1.10 Compliance with Other Instruments.  The Company is not in violation or default of any provision of its articles of incorporation or bylaws, or of any instrument, judgment, order, writ, decree, or contract to which it is a party or by which it is bound, or, to the best of their knowledge, of any provision of any federal or state statute, rule, or regulation which may be applicable to them. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, or contract, or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its businesses, or operations, or any of its assets or properties.

4.1.11 Disputes and Litigation.  Except as disclosed in the Disclosure Schedules, there is no suit, claim, action, litigation, or proceeding pending or, to the knowledge of the Company and Seller, threatened against or affecting the Company, respectively, or any of their properties, assets, or business or to which the Company is a party, in any court or before any arbitrator of any kind or before or by any Governmental Entity, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Company and Seller, nor is there any judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against the Company, respectively, and having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.  To the knowledge of the Company and Seller, there is no investigation pending or threatened against any of the respective Company and Seller before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

4.1.12  Compliance with Laws.  Except as set forth in the Disclosure Schedules, none of the Company and Seller' businesses is being conducted in violation of, or in a manner which could cause liability under any applicable law, rule, or regulation, judgment, decree, or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Company and Seller.  The Company and Seller each have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company and Seller and believes they can obtain, without undue burden or expense, any similar authority for the conduct of their business as it is planned to be conducted.  None of the Company and Seller is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.  A true and complete list of all such franchises, permits, and licenses held by the Company and Seller is set forth in the Disclosure Schedules.

4.1.13 Minute Books.  The minute books of the Company provided to Buyer contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

4.1.14 Disclosure.  No representation or warranty made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Company and Seller or their representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

4.1.15 Reliance.  The foregoing representations and warranties are made by each of the Seller and the Company with the knowledge and expectation that the Buyer is placing reliance thereon.

4.1.16 Status of Seller.

(a) The Seller has access to the complete SEC filings of the Buyer filed on or before March 31, 2016, and has carefully read such filings in their entirety, and understands the contents thereof.  Each Seller has relied only on the information contained therein, information otherwise provided by the Company in response to the request of each Seller or each Seller's financial advisor or representative, or information from books and records made available to each Seller by the Buyer.

(b) Each Seller confirms that, in making the decision to purchase the Consideration Shares, each Seller has relied solely upon independent investigations made by each Seller and/or each Seller's financial advisors or representatives, including each Seller's own professional tax, accounting, financial, legal and other advisors, and that each Seller and such financial representatives and advisors have been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense. Each Seller is an "accredited investor" as that term is defined in Section 501(a) of Regulation D under the 1933 Act.

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(c) Each Seller understands that the certificate representing the Consideration Shares will bear a restrictive legend regarding the restricted transferability thereof and, therefore, the Consideration Shares are and will be "restricted securities," as that term is defined in the 1933 Act.  The Seller is not acquiring the Consideration Shares with any view towards the resale or distribution thereof.

(d) Except as allowed by applicable securities laws, rules and regulations, the Consideration Shares are being purchased solely for the Seller's own account and not for the account of any other person or entity, and not for distribution, assignment or resale to others and no other person or entity has a direct or indirect beneficial interest in such Consideration Shares.

(e) Each Seller agrees that the Seller will neither directly nor indirectly seek to assign, transfer or sell the Consideration Shares in any way inconsistent with the legend that will be placed on the certificate evidencing the Consideration Shares.

4.2 Representations and Warranties of Buyer.  Except as disclosed in Schedule 4.2 referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates and is delivered by the Buyer to the Seller and the Company prior to the execution of this Agreement (the “Disclosure Schedules”), the Seller and the Company represent and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

4.2.1 Organization, Standing, Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.  It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  Buyer is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on Buyer.

4.2.2 Authority. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the parts of the Buyer, including the approval of the Board of Directors of each Party. This Agreement has been duly executed and delivered by the Buyer to the Company and Seller and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms, except that such enforceability may be subject to: (a) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally; and (b) general equitable principles.  Subject to the satisfaction of the conditions set forth in Article 5 below, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation, or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on any assets of the Buyer (any such conflict, violation, default, right, loss, or creation being referred to herein as a “Violation”) pursuant to: (i) any provision of the organization documents of the Buyer; or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement, or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer’s respective properties or assets, other than in the case of any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Buyer.

4.2.3 Capitalization of the Buyer.

(a)	The Buyer. The capital stock of the Buyer consists of 900,000,000 authorized shares of Common Stock, US$0.001 par value (the “Buyer Shares”), of which 4,504,214 are currently validly issued and outstanding or committed to be issued. In addition the Buyer has 50,000,000 authorized share of convertible Preferred Shares of which 974,730 shares are validly issued and outstanding.

(b)	No Rights to Acquire Shares. Except as set forth on the Disclosure Schedules and in filings with the Securities and Exchange Commission, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by Buyer which provide for the purchase, issuance, or transfer of any additional shares of the capital stock of the Buyer nor are there any outstanding securities granted or issued by Buyer that are convertible into any shares of the equity securities of the Buyer, and none is authorized. The Buyer has no outstanding bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of the Buyer s capital stock on any matter.

4.2.4 SEC Filings. As of the date of this Agreement, the Buyer has made all filings required by law to be made with the Securities and Exchange Commission. None of such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

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4.2.5 Change of Control. The execution and closing of this Agreement shall not cause a default under or trigger the application of any “change of control” provision in any contract to which the Buyer is a party which would result in the issuance of additional shares or the right to acquire shares of the Buyer to any other party.

4.2.6 Dilution. Except as set forth in filings made with the Securities and Exchange Commission, the Buyer is not a party to any contract, agreement, arrangement, or understanding that requires, or that with the passage of time or the happening of events, might require the Buyer to issue equity securities or rights to acquire equity securities of the Buyer.

4.2.7 Governmental Consents. All consents, approvals, orders, or authorizations of or registrations, qualifications, designations, declarations, or filings with or exemptions by (collectively “Consents”), any third party, including any court, administrative agency, or commission, or other federal, state, or local governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”), which may be required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby, except for such Consents which if not obtained or made would not have a Material Adverse Effect on the Buyer for the transactions contemplated by this Agreement, are the responsibility of the Buyer. The Buyer hereby represents and warrants that such Consents have been obtained.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

(a)	No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of this Agreement and shall be in effect.

(b)	Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

5.2 Conditions to Seller’s Obligations.  The obligations of Seller shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Seller.

(a)	Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. Buyer shall have received certificates signed on behalf of Buyer by the Chief Executive Officer or President of each Seller and the Company to such effect on the Closing.

(b)	Consents of Other Third Parties. Buyer shall have received and delivered to Company and Seller all requisite consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for Buyer to consummate the transactions contemplated by this Agreement, or in order to permit the continuation after the Closing of the business activities of the Buyer in the manner such business is presently carried on by it. The Company and the Seller shall have received copies of any necessary written consent(s) to this Agreement and the transactions contemplated herein.

(c)	Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

(d)	Material Adverse Change. Since the date hereof and through Closing, there shall not have occurred any change, occurrence, or circumstance in Buyer having or reasonably likely to have, individually or in the aggregate, in the reasonable judgment of the Company and the Seller, a Material Adverse Effect on the Parties or on the transactions contemplated by this Agreement.

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5.3 Conditions to Buyer’s Obligations.  The obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:

(a)	Representations and Warranties of Seller and the Company. The representations and warranties of Seller and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. Buyer shall have received certificates signed on behalf of Seller and the Company by the Chief Executive Officer or President of each Seller and the Company to such effect on the Closing.

(b)	Performance of Obligations of Seller and the Company. Seller and the Company shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. Buyer shall have received certificates signed on behalf of Seller and the Company by the Chief Executive Officer or President of each Seller and the Company to such effect on the Closing.

(c)	Governmental Approvals. All Consents of Governmental Entities legally required by Seller and the Company for the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

(d)	Consents of Other Third Parties. Seller and the Company shall have received and delivered to Buyer all requisite consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for Seller and the Company to consummate the transactions contemplated by this Agreement, or in order to permit the continuation after the Closing of the business activities of the Company in the manner such business is presently carried on by it. Buyer shall have received copies of any necessary written consent(s) to this Agreement and the transactions contemplated herein.

(e)	Material Adverse Change. Since the date hereof and through Closing, there shall not have occurred any change, occurrence, or circumstance in Seller or the Company having or reasonably likely to have, individually or in the aggregate, in the reasonable judgment of Buyer, a Material Adverse Effect on the Parties or on the transactions contemplated by this Agreement.

(f)	Due Diligence Investigation. The Buyer shall have completed its due diligence investigation and analysis of information and evaluation of the Company to its satisfaction in its sole judgment.

ARTICLE 6

CLOSING AND DELIVERY OF DOCUMENTS

6.1 Time and Place.  The closing of the transactions contemplated by this Agreement shall occur upon the issuance of audited financial statements of Shandong Confucian Biologics Co. Ltd by a PCAOB auditor and take place at the offices of Naccarato & Associates, located in Irvine, California, or at such other time and place as the Parties mutually agreed upon in writing (which time and place are hereinafter referred to as the “Closing”).

6.2 Deliveries by Seller. At Closing, Seller shall make the following deliveries to Buyer:

(a)	A stock certificate(s) representing the newly Company Shares;

(b)	A certificate executed by Seller certifying that: (i) all Seller’s representations and warranties under this Agreement are true as of the Closing, as though each of those representations and warranties had been made on that date; and (ii) Seller has performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement; and

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(c)	Certified resolutions of the Board of Directors of Seller, if Seller is an entity, in form satisfactory to counsel for Buyer, authorizing the execution and performance of this Agreement.

6.3 Deliveries by the Company.  At Closing, the Company shall make the following deliveries to Buyer:

(a)	A stock certificate(s) representing the Company Shares that Buyer is acquiring as set forth in Section 1.1 above;

(b)	A certificate executed by the Company certifying that: (i) all of the Company's representations and warranties under this Agreement are true as of the Closing, as though each of those representations and warranties had been made on that date; and (ii) the Company has performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement; and

(c)	Certified resolutions of the Board of Directors of the Company, in form satisfactory to counsel for Buyer, authorizing the execution and performance of this Agreement; and

6.4 Deliveries by Buyer. At Closing, Buyer shall make the following deliveries to Seller:

(a)	A certificate executed by Buyer certifying that: (i) Buyer’s representations and warranties under this Agreement are true as of the Closing, as though each of those representations and warranties had been made on that date; and (ii) Buyer has performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement;

(b)	Certified resolutions of the Board of Directors of Buyer in form satisfactory to counsel for Seller, authorizing the execution and performance of this Agreement.

(c)	Stock Certificates for the Consideration Shares duly issued by the Buyer in the names and for the number of Consideration Shares set forth in Schedule 6.4(c).

ARTICLE 7

INDEMNIFICATION

7.1 Seller and the Company’s Indemnity Obligations.

(a)	Upon receipt of notice thereof, Seller and the Company shall, jointly and severally, indemnify, defend, and hold harmless Buyer from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs and expenses, including attorney fees and any costs of investigation that Buyer shall incur or suffer, that arise, result from or relate to: (i) any breach of, or failure by Seller or the Company to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller and/or the Company under this Agreement; and (ii) the employment of any of the Company’s employees which is in violation of any law, regulation, or ordinance of any Governmental Entity either under the conduct of its business.

(b)	If additional liabilities or claims become known and claims are made upon the Company for occurrences prior to June 30, 2016, Buyer shall have the right to offset the liabilities and claims against the Consideration Shares as well as pursue all other remedies.

(c)	Buyer shall notify promptly Seller and the Company of the existence of any claim, demand, or other matter to which Seller and the Company’s indemnification obligations would apply, and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection, provided that Seller shall at all times also have the right to fully participate in the defense. If Seller and the Company, within a reasonable time after this notice, fails to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and, with the written consent of Seller and the Company, to compromise or settle the claim or other matter on behalf, for the account, and at the risk, of Seller and the Company.

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7.2 Buyer’s Indemnity Obligations.

(a)	Upon receipt of notice thereof, Buyer shall indemnify, defend, and hold harmless Seller and/or the Company from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs, and expenses, including attorney fees and any costs of investigation that Seller and/or the Company shall incur or suffer, that arise, result from or relate to any breach of, or failure by Buyer to perform any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement.

(b)	Upon receipt of notice thereof, Buyer shall indemnify, defend, and hold harmless Seller and/or the Company from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs, and expenses, including attorney fees and any costs of investigation that Seller shall incur or suffer, that arise, result from or relate to the conduct of the Buyer subsequent to the Closing.

(c)	Seller shall notify promptly Buyer of the existence of any claim, demand or other matter to which Buyer’s indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection, provided that Seller shall at all times also have the right to fully participate in the defense. If Buyer, within a reasonable time after this notice, fails to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and, with the written consent of Buyer, to compromise or settle the claim or other matter on behalf, for the account, and at the risk, of Buyer.

ARTICLE 8

COVENANTS OF THE PARTIES

8.1 Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)	General. Each of the Parties will reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth herein).

(b)	Notices and Consents. The Seller and Company shall give any notices to third parties and obtain any third party consents that the Buyer reasonably may request in connection with this Agreement, including giving any notices to, make any filings with, obtaining any authorizations, consents, and approvals of governments and governmental agencies in connection with this Agreement.

(c)	Operation of Business. The Seller shall not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.

(d)	Full Access. Each of the Seller and the Company shall permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyer shall treat and hold as such any confidential information it receives from the Company in the course of the reviews contemplated by this Agreement, and shall not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) of the confidential information which are in its possession.

(e)	Notice of Developments.

(i)	Any of the Seller and the Company shall notify the Buyer immediately of any development causing a breach of any of the representations and warranties in this Agreement.

(ii)	Seller and the Company shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of its representations and warranties in this Agreement. No disclosure by the Company pursuant to this subsection (e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

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(f)	Exclusivity. The Seller nor the Company shall solicit, initiate, or encourage the submission of any proposal or offer from any other person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Seller and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require

8.2 Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)	General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor as set forth below).

(b)	Litigation Support. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Seller and the Company shall cooperate with Buyer and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

ARTICLE 9

DEFAULT, WAIVER AND AMENDMENT

9.1 Default.  Upon a breach or default under this Agreement by any of the Parties (following the cure period provided herein), the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Notwithstanding the foregoing, in the event of a breach or default by any Party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting Party, such defaulting Party shall have the right to cure such default within 15 days after receipt of notice in writing of such breach or default.

9.2 Waiver and Amendment.  Any term, provision, covenant, representation, warranty, or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof.  The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 10

MISCELLANEOUS

10.1 Expenses.  Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer, and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees, and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees, and expenses of the Parties hereto shall be paid prior to Closing.

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10.2 Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

10.3 Entire Agreement.  This Agreement, together with the Schedule and Exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the schedules or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

10.4 Survival of Representations.  All statements of fact (including financial statements) contained in the Schedules, the exhibits, the certificates, or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a party may have in respect hereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of closing that such right or remedy existed.

10.5 Incorporated by Reference.  The schedules, exhibits, and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

10.6 Remedies Cumulative.  No remedy herein conferred upon the Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

10.7 Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.8 Finders' and Related Fees.  Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus, or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

10.9 Governing Law.  This Agreement has been negotiated and executed in the State of Nevada and shall be construed and enforced in accordance with the laws of such state.

10.10 Forum.  Each of the Parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County California or Los Angeles, California.

10.11 Professional Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, accountants’ fees, and experts’ fees.

10.12 Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

10.13 Counterparts; Facsimile Signatures.   This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

10.14 Representation. All Parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

INTERNATIONAL PACKAGING AND LOGISTICS GROUP INC.

/s/ Owen Naccarato

By: Owen Naccarato

Its:  Chief Executive Officer

YIBAOCCYB, LTD.

/s/ Xiuhua Song

By:  Xiuhua Song

Its:  Managing Director

THE SELLER:

/s/ Xiuhua Song

Xiuhua Song

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